Exhibit 99.6

November 12, 2019

YX ASSET RECOVERY LIMITED (the “Company”)

Xincheng Science and Technology Park Building 7

West Yuelu Road No. 588

Changsha 410205, Hunan Province

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ CHAN Yee Wah, Eva
Name: CHAN Yee Wah, Eva